AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) entered into as of November 30, 2020, by and among Bioethics, Ltd., a Nevada corporation (“BOTH”), New BTH, Inc., a Delaware corporation and a wholly-owned subsidiary of BOTH (“Merger Sub”), and XCR Diagnostics, a Delaware corporation (“XCR”).  BOTH, Merger Sub and XCR are referred to herein collectively as the “Parties”, and each individually as a “Party”.

RECITALS

A.The respective Boards of Directors of each of BOTH, Merger Sub and XCR believe it is in the best interests of BOTH, Merger Sub and XCR and their respective stockholders that BOTH acquire XCR through the merger of Merger Sub with and into XCR pursuant to a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code (the “Merger”).

B.The Boards of Directors of each of BOTH, Merger Sub and XCR have approved the Merger, this Agreement and the transactions contemplated hereby.

C.Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock of XCR (collectively, “XCR Common Stock”), shall be converted into the right to receive shares of Common Stock of BOTH, with a par value of $0.001 per share (“BOTH Common Stock”), as specified herein.

D.XCR, BOTH and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

1.DEFINITIONS.

 As used in this Agreement, capitalized terms shall have the definitions stated in Exhibit A.

2.BASIC TRANSACTION.

2.01The Merger.  At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporations Law (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), Merger Sub shall be merged with and into XCR, the separate corporate existence of Merger Sub shall cease, and XCR shall continue as the surviving corporation and a wholly-owned subsidiary of BOTH.   XCR, following the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.02The Closing.  Unless this Agreement is earlier terminated pursuant to Section 10.01, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in

Articles 7 and 8, at the offices of BOTH, unless another place or time is agreed to by BOTH and XCR.   The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  On or immediately after the Closing Date, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of Delaware in accordance with the relevant provisions of applicable Law and Articles of Merger (or like instrument) in substantially the form attached hereto as Exhibit C (the “Articles of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of Law (the time of acceptance by the later to accept of the Secretary of State of the State of Nevada or the Delaware Secretary of State or such later time agreed to in writing by the Parties being referred to herein as the “Effective Time”).

2.03Effect of the Merger on Constituent Corporations.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the NRS, this Agreement and the Certificate of Merger and the Articles of Merger.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and XCR shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and XCR shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the certificate of incorporation of XCR, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law.

2.05Maximum Number of Shares of BOTH Common Stock to be Issued; Effect on Outstanding Securities of XCR, Merger Sub.  The consideration to be paid by BOTH in connection with the Merger shall be the Merger Consideration.  On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of BOTH or Merger Sub, XCR or the holder of any XCR Common Stock or XCR Options, the following shall occur:

(a)Conversion of XCR Common Stock.  At the Effective Time, each XCR Common Stock share issued and outstanding immediately prior to the Effective Time (other than any XCR Common Stock to be canceled pursuant to Section 2.05(c) and any Dissenting Shares (as defined and provided in Section 2.06)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of BOTH Common Stock equal to the Exchange Ratio.

(b)Fractional Shares.  No fractional shares of BOTH Common Stock shall be issued pursuant to the Merger, but in lieu thereof, the number shares of BOTH Common Stock to be received by each holder of XCR Common Stock who would otherwise be entitled to a fraction of a share of BOTH Common Stock (after aggregating all fractional shares of BOTH Common Stock to be received by such holder) shall be rounded up or down to the nearest whole share.

(c)Cancellation of BOTH-Owned and XCR-Owned Stock.   Each XCR Common Stock share owned by BOTH or XCR or any Subsidiary of BOTH or XCR immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of BOTH, Merger Sub or XCR.

(d)Capital Stock of Merger Sub.  Each share of Merger Sub Common Stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation.   From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

(e)XCR Stock Options.  At the Effective Time, any and all outstanding options to purchase pre-merger XCR Common Stock shall be converted into similar options to purchase BOTH in accordance with the Exchange Ratio.

(f)XCR Warrants.  At the Effective Time, any and all outstanding warrants to purchase pre-merger XCR Common Stock shall be converted into similar options to purchase BOTH in accordance with the Exchange Ratio.

2.06Dissenting Shares.

(a)Notwithstanding anything in this Agreement to the contrary, XCR Common Stock that are issued and outstanding immediately prior to the Effective Time and the holders of which demand and perfect their Appraisal Rights for such shares in the time and manner provided under NRS and, as of the time provided under NRS, have neither effectively withdrawn nor lost their rights to such appraisal and payment under NRS (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, but shall, by virtue of the Merger, be entitled to only such rights as are granted by the NRS; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his Appraisal Rights under the NRS, such holder’s XCR Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.05(a), into the right to receive the applicable Merger Consideration set forth in such provisions, without any interest thereon.

(b)XCR shall give BOTH (1) prompt notice of any demands for appraisal pursuant to NRS received by XCR, withdrawals of such demands, and any other instruments served pursuant to the NRS and received by XCR and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NRS.  XCR shall not, except with the prior written consent of BOTH or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

(c)Mailing of Notices.  Promptly following the Effective Time, XCR shall mail to each holder of record of XCR Shares, as of the record date fixed by XCR’s board of directors who did not execute a Stockholders’ Consent, the notices of the Merger and of the Appraisal Rights available to such XCR stockholders as provided by the NRS.

2.07Exchange Procedures.

(a)BOTH Common Stock.  On the Closing Date, BOTH shall deposit with the Exchange Agent, for exchange in accordance with this Article 2, the Merger Consideration.

(b)Exchange Procedures.   As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of shares of XCR Common Stock evidenced in book-entry or similar form and maintained by or on behalf of the Company in such form or, alternatively, certificates which immediately prior to the Effective Time represented outstanding XCR Common Stock (together the “Certificates”) and which shares were converted into shares of BOTH Common Stock, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates and respective Subscription Agreements to the Exchange Agent and shall be in such form and have such other provisions as BOTH may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of BOTH Common Stock.   Upon delivery of the respective Subscription Agreements and surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by BOTH, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of BOTH Common Stock, and the Certificate so surrendered shall be canceled.  Until delivery of the respective Subscription Agreements and until surrendered, each outstanding Certificate that, prior to the Effective Time, represented XCR Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of BOTH Common Stock into which such XCR Common Stock shall have been so converted.

(c)Distributions With Respect to Unexchanged XCR Common Stock.  No dividends or other distributions with respect to BOTH Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of BOTH Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate to the Exchange Agent in accordance with Section 2.07(b).  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of BOTH Common Stock issued in exchange therefore, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BOTH Common Stock.

(d)Transfers of Ownership.   If any certificate for shares of BOTH Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to BOTH or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of BOTH Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of BOTH or any agent designated by it that such tax has been paid or is not payable.

2.08No Further Ownership Rights in XCR Common Stock.  All shares of BOTH Common Stock issued upon the surrender for exchange of XCR Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such XCR Common Stock, and there shall be no further registration of transfers on the records of XCR of XCR Common Stock which were outstanding immediately prior to the Effective Time.   If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.09Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of BOTH Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that BOTH or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against BOTH or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of XCR, the officers and directors of the Surviving Corporation shall be fully authorized to take, and shall take all such lawful and necessary action.

2.11Exemption from Registration.  The holders of XCR Common Stock are believed by XCR to be accredited investors.  The shares of BOTH Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act and applicable state Law pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, and as such will constitute “restricted securities” within the meaning of the Securities Act. The Parties agree that holders of XCR Common Stock who appear to no longer be accredited investors may be offered cash for their XCR Common Stock at $0.15 per share, the most recent strike price of XCR Common Stock options issued in November 2020.

3.REPRESENTATIONS AND WARRANTIES OF BOTH AND MERGER SUB.

As a material inducement to XCR to enter into this Agreement or approve the Merger as may be applicable, BOTH and Merger Sub represent and warrant, except as set forth in the BOTH Disclosure Schedule attached hereto as Schedule A that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

3.01Organization.  BOTH and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, and each has all requisite power and authority to own and lease their respective properties and assets and to conduct their respective businesses as now conducted.  Merger Sub was organized under Delaware Law on November 27, 2020 and has not engaged in any business transactions or incurred any Liabilities.  BOTH and Merger Sub have each delivered to XCR complete and correct copies of its (i) Articles/Certificate of Incorporation and Bylaws, which Articles/Certificate of Incorporation and Bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way, (ii) minutes of all directors’ and shareholders’ meetings, all of which are complete and accurate as of the date hereof, (iii) stock certificate books and all other records of XCR, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of XCR and (iv) form of stock certificates, option plans and agreements and rights to purchase shares of capital stock of XCR.   Neither BOTH or Merger Sub is in violation, and has not taken any action in violation, of any provisions of its Articles of Incorporation or Bylaws.

3.02Qualifications to Do Business.  Section 3.02 of the BOTH Disclosure Schedule sets forth each jurisdiction in which BOTH and Merger Sub are qualified to do business as a foreign corporation.  Neither the nature of the business carried on by BOTH or Merger Sub, nor the properties owned or leased by either of them, require them to be qualified to do business as a foreign corporation in any other jurisdiction.

3.03Capitalization.  The authorized capitalization of BOTH consists solely of 250,000,000 authorized shares of common stock (the “BOTH Common Stock”), $.001 par value, of which 1,134,559 shares of common stock are issued and outstanding and 25,000,000 shares of authorized preferred stock of which no outstanding shares of preferred stock.  All issued and outstanding shares of BOTH Common Stock are legally issued, fully paid, and non-assessable and not subject to any preemptive or other right of any person created by statute, BOTH’s Articles of Incorporation or Bylaws or any agreement to which BOTH is a party or by which BOTH may be bound.   All outstanding BOTH securities have been issued in compliance with applicable federal and state securities laws.  The authorized capitalization of Merger Sub consists solely of 1,000 authorized shares of common stock (the “Merger Sub Common Stock”), $.001 par value, of which 1,000 shares of common stock are issued and outstanding and held by BOTH, and no authorized, issued or outstanding shares of preferred stock.  All issued and outstanding shares of Merger Sub Common Stock are legally issued, fully paid, and non-assessable and not subject to any preemptive or other right of any person created by statute, Merger Sub’s Articles of Incorporation or Bylaws or any agreement to which Merger Sub or BOTH is a party or by which Merger Sub or BOTH may be bound.  All outstanding BOTH and Merger Sub securities have been issued in compliance with applicable federal and state securities laws.  There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of BOTH, including, but not limited to, any amounts due or payable to any stockholder of BOTH pursuant to the exercise by any BOTH stockholder of Appraisal Rights or similar rights.  Except as disclosed in Section 3.03 of the BOTH Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require BOTH or Merger Sub to issue, sell, or otherwise cause to become outstanding any of their capital stock, outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to BOTH or Merger Sub, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of BOTH or Merger Sub.

3.04Authorization.  Each of BOTH and Merger Sub has all requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder.  The board of directors of each of BOTH and Merger Sub have approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement including the Merger in accordance with Delaware and Nevada Law and BOTH’s articles of incorporation and bylaws, as amended, and Merger Sub’s articles of incorporation and bylaws.  The stockholders of BOTH do not have to approve the Merger.  BOTH, as sole stockholder of Merger Sub, has approved the Merger, and no other corporate proceedings on the part of BOTH or Merger Sub are necessary to authorize the execution, delivery, and performance of this Agreement and the Merger, and the resolutions approving such Merger are irrevocable.  This Agreement has been duly executed and delivered by each of BOTH and Merger Sub and constitutes their respective valid and binding obligations, enforceable against each of them in accordance with its terms.

3.05No Conflict or Violation.  The execution, delivery, and performance of this Agreement by BOTH and Merger Sub does not and will not: (a) violate or conflict with any provision of their respective certificate or articles of incorporation, bylaws, or other governing document of either of them (b) violate any provision of Law (including any Law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to BOTH or Merger Sub; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which either of them is a party or by which either of them is bound or to which any of their properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

3.06Consents and Approvals.  No Approval is necessary or required in connection with the execution and delivery by BOTH or Merger Sub of this Agreement or the performance by either of them and of their respective obligations hereunder, except for the filings required to consummate the Merger and any Approval as may be required under Federal or state securities laws in connection with the transactions set forth herein.

3.07Absence of Undisclosed Liabilities.  Since September 30, 2020, neither BOTH nor Merger Sub has incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities, obligations or contingencies which have been discharged or paid in full prior to the date hereof; and (iii) Liabilities and obligations which are of a nature not required to be reflected in the BOTH Financial Statements.

3.08BOTH Assets and Liabilities.  Immediately prior to the Closing Date, BOTH shall have no material assets and no Liabilities, and all expenses related to this Agreement or otherwise shall have been paid.

3.09Filings with the SEC.  As of the date of this Agreement, BOTH is current in its SEC filings.

3.10Financial Statements.  BOTH has provided to XCR: (i) audited consolidated balance sheets of BOTH as of December 31, 2019 and 2018, and the related audited consolidated statements of operations for the years ended December 31, 2019 and 2018, including all notes thereto, and (ii) an unaudited consolidated balance sheet of BOTH as of September 30, 2020, and the related unaudited consolidated statement of operations for the nine month period ended September 30, 2020.  All financial statements of BOTH, including the notes thereto, included in the documents provided to XCR pursuant to this Section 3.10, the documents filed by BOTH with the SEC or otherwise (the “BOTH Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of BOTH as of such dates and the results of operations of BOTH for such periods, are correct and complete, and are consistent with the books and records of BOTH (which books and records are correct and complete).

3.11Taxes.

(a)BOTH has not and will not incur any Tax liability in excess of the amount reflected on the BOTH Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods).  Except as provided herein, BOTH has not and will not incur any Tax liability for periods (or portions of periods) after September 30, 2020 through the Closing Date other than in the ordinary course of business.

(b)BOTH has filed on a timely basis all Tax Returns required to have been filed by it.  BOTH has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.  All such Tax Returns are true, correct and complete in all respects.  All information included in Tax Returns filed by BOTH and reflected in its accounting records which may be relevant to future Tax obligations of BOTH, such earnings and profits, carryovers, and similar items is complete and accurate.

(c)BOTH has complied in all respects with all applicable Laws relating to withholding Taxes and Tax information reporting, and have, within the time and manner prescribed by Law, withheld from employee wages and other payments and paid over all amounts required to have been so withheld and paid.  The records of BOTH contain all information and documents necessary to comply in all material respects with applicable Tax information reporting and Tax withholding requirements under applicable Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(d)No claim has ever been made by a government authority in a jurisdiction where BOTH does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  BOTH has not conducted activities in any jurisdiction which will require it to pay Tax or file a Tax Return of a type that it had not filed in the most recently ended preceding taxable period for which such type of Tax or Tax Return would be due.

(e)There is no audit or other proceeding presently pending or threatened with regard to any Tax Liability or Tax Return of BOTH.  No issue has been raised by any government authority with respect to Taxes of BOTH in any prior examination that, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any other taxable period of BOTH.

(f)BOTH has never waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which they may be held liable.

3.12Information.  None of the representations or warranties made by BOTH, Merger Sub or any stockholder of BOTH in this Agreement or the agreements contemplated hereby, nor any document, written information, statement, financial statement, schedule (including the BOTH Disclosure Schedule), certificate (including any certificate provided by any stockholder of BOTH) or exhibit prepared and furnished or to be prepared and furnished by BOTH or its representatives to XCR pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.  There is no presently existing event, fact or condition that adversely affects BOTH’s business, condition (financial or otherwise), results or operations, prospects or Assets and Properties (“BOTH’s Business or Condition”), or that could reasonably be expected to do so, which has not been set forth in this Agreement or the agreements contemplated hereby or otherwise disclosed by BOTH to XCR in writing.

3.13Absence of Certain Changes or Events.  Except as set forth in this Agreement or Schedule 3.13, since September 30, 2020:

(a)There has not been any material and adverse change in BOTH’s Business or Condition or operating results which is not reflected in the BOTH Financial Statements, including any Liabilities or obligations, other than changes in the ordinary course of business;

(b)BOTH has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of BOTH; (iv) made any material change in its method of accounting; (v) entered into any oral or written agreement, or modified the terms of any existing contract or agreement, or entered into or modified any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee or adopted any amendment to the exercisability or vesting of any employee stock options or the vesting of any unvested shares of BOTH Common Stock or other equity securities or the authorization of any cash payments in exchange for such options or unvested shares, or the adoption of any other amendment in any employee benefit plan or compensation commitment or any severance agreement or employment contract to which any current or former employee is a party; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.  In addition, BOTH has no Liabilities and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liabilities.

(c)Except as set forth on Section 3.13 of the BOTH Disclosure Schedule, BOTH has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or Liabilities whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due; (iii) incurred or created any lien with respect to any of its Assets and Properties, except liens for taxes not yet due or payable; (iv) paid any material obligation or Liabilities other than current Liabilities reflected in or shown on the most recent BOTH balance sheet and current Liabilities incurred since that date in the ordinary course of business; (v) sold or transferred, or agreed to sell or transfer, any of its Assets and Properties; (vi) canceled, or agreed to cancel, any debts or claims; (vii) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party; or (viii) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock);

(d)BOTH has not made any loan, advance or capital contribution to, or investment in, any person;

(e)BOTH has not entered into or made any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.13 untrue or incorrect as of the date when made; and

(f)BOTH has not become subject to any Law or regulation which could reasonably be expected to have a Material Adverse Effect on BOTH.

3.14Litigation and Proceedings.  There are no Actions or Proceedings pending or threatened by or against BOTH or Merger Sub, or which are or could reasonably be expected to have a Material Adverse Effect on BOTH, or which are seeking to enjoin or challenge the Merger, at law or in equity, before any Governmental Entity.  BOTH has not defaulted with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.   To the best of BOTH’s knowledge, there is no basis for any Action or Proceeding against BOTH or Merger Sub or any of their respective officers, employees or directors.  To the best of BOTH’s knowledge, there is no basis for any Action or Proceeding by BOTH.

3.15Compliance With Laws and Regulations.  Each of BOTH and Merger Sub is in compliance and has conducted its business and operations so as to comply with all applicable Laws.  There are no Orders (whether rendered by a court or administrative agency or by arbitration) and, to BOTH’s knowledge, no basis currently exists for any Orders against the either BOTH or Merger Sub or against any of their respective Assets and Properties, and none are pending or, to the best knowledge of BOTH, threatened.   BOTH has not received any notice from any Governmental Entity of any violation of Laws.  BOTH has all permits, licenses, orders, authorizations, registrations, concessions, certificates, approvals and other instruments of any

Governmental Entity (the “Government Licenses”) (each of which is in full force and effect) necessary for the conduct of its business.  BOTH is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses.  BOTH has made all filings and registrations and the like necessary or required by Law to conduct its business.   There is not now pending, nor, to the best of BOTH’s knowledge, is there threatened, any Action or Proceeding and, to BOTH’s knowledge, there is no basis for any Action or Proceeding against BOTH before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by BOTH of the terms of any Government License or any rule or regulation applicable thereto.

3.16Material Contract Defaults.  BOTH is not and has not been at any time, and it has not received notice that it is or would be with the passage of time (x) in violation of any provision of its articles of incorporation or bylaws or (y) in default or violation of (a) any term, condition or provision of any Order applicable to BOTH, or (b) any term or condition of any agreement, note, mortgage, indenture, contract, lease, instrument, Law or Permit to which BOTH is a party or by which BOTH or its Assets and Properties may be bound and there does not exist any facts which, with notice or lapse of time or both, would constitute an event of default on the part of BOTH under any of the above.

3.17Subsidiary.  Except for Merger Sub and Bioethics, Ltd., a Delaware corporation, BOTH does not own, beneficially or of record, any equity securities in any other entity.  BOTH does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the SEC.

3.18Contracts.

(a)Except for the contracts described in Section 3.18 of the BOTH Disclosure Schedule, BOTH is not a party to or subject to any contract, arrangement, agreement; license, lease, commitment, instrument of any nature, written or oral (collectively, the “Contracts”).

(b)Each Contract to which BOTH is a party or by which it is bound (i) is valid and binding on BOTH and each other party thereto, (ii) is in full force and effect, (iii) has not been breached by BOTH or any other party thereto, and (iv) contains no liquidated damages, penalty or similar provision.  BOTH has not been notified that any party to any such Contract intends to cancel, withdraw, modify or amend such Contract.   BOTH and each other party thereto has performed all obligations required to be performed by it on or prior to the date hereof under each Contract or undertaking referred to in this Agreement, and is not aware of any facts from which it could reasonably conclude that it or any other party thereto will not be able to perform all obligations required to be performed by it or such other party subsequent to the date hereof under each such Contract or undertaking.

3.19Intellectual Property.  BOTH does not own any rights to any patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets or any other intellectual property rights.

3.20Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon BOTH or which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of BOTH, any acquisition of property by BOTH, or the continuation of the business of BOTH as currently conducted or as currently proposed to be conducted.

3.21Title to Properties.

(a)Real Property.  BOTH does not own any real property.

(b)Leases Schedule.  BOTH is not a party to any real or personal property leases.

(c)Title to Assets.  BOTH has good and marketable title to all of its Assets and Properties or interests in Properties and Assets reflected in the BOTH Financial Statements or acquired after the date of the BOTH Financial Statements, except for any liens for current Taxes not yet due and payable, such imperfections of title and liens as do not and will not (i) materially detract from or interfere with the use of the Assets and Properties subject thereto or affected thereby, or (ii) otherwise materially impair business operations involving such Assets and Properties.

3.22Environmental Matters.  BOTH (i) is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which could give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from BOTH’s (or any of its agents’) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material, waste or substance or otherwise occurring on property leased or previously leased by BOTH; and (ii) is not aware of any contaminated soil or groundwater at or under any of the properties owned or operated, leased or previously owned or leased by BOTH.

3.23Personnel.  Section 3.23 of the BOTH Disclosure Schedule lists the names of all current directors, officers, employees, independent contractors and consultants of BOTH, setting forth the job title of, and salary (including bonuses and commissions) payable to each such Person.   The employment of each of BOTH’s employees is “at will.”  BOTH does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service.   In addition, no severance pay will become due to any of the BOTH employees under any agreement, plan or program as a result of the transactions set forth in this Agreement.   BOTH does not currently have any Employee Benefit Plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

3.24Third Party Consents.  No Approval is needed from any third party in order to effect the Merger or any of the other transactions contemplated hereby or to ensure that BOTH’s rights under any contract, license, agreement, permit, approval or other rights remain in full force and effect after the consummation of the transactions contemplated hereby.

3.25Related Party Transactions.  No employee, officer or director of BOTH or member of his or her immediate family is indebted to BOTH, nor is BOTH indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued but unpaid salary, bonus or travel expenses incurred in the ordinary course of business and consistent with past practice).   Except as set forth on Section 3.25 of the BOTH Disclosure Schedule, none of such persons has any direct or indirect ownership interest in any firm or corporation with which BOTH is affiliated or with which BOTH has a business relationship.  Except as set forth on Section 3.25 of the BOTH Disclosure Schedule, no member of the immediate family of any officer or director of BOTH is directly interested in any Contract with BOTH.

3.26Brokers or Finders; Professional Fees.  No agent, broker, investment banker or other firm or person is, or will be, entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.27XCR Stockholder Disclosure.   The information relating to BOTH and provided by BOTH to XCR and/or XCR’s stockholders in connection with the Merger and the transactions contemplated by this Agreement shall not, at the time such information is distributed and at any time subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.REPRESENTATIONS AND WARRANTIES OF XCR.

XCR represents and warrants to BOTH and Merger Sub that to its Knowledge and except as set forth in the XCR Disclosure Schedule, the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

4.01Organization.  XCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease its respective properties and assets and to conduct its business as now conducted.

4.02Qualifications to Do Business.  Schedule 4.02 sets forth each jurisdiction in which XCR is qualified to do business as a foreign corporation.  Neither the nature of the business carried on by XCR, nor the properties owned or leased by it, require it to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on XCR.

4.03Capitalization.  The authorized capitalization of XCR consists of 100,000,000 shares of common stock (the “XCR Common Stock”) of which 34,158,826 shares are issued and outstanding, 400 shares of Series A Preferred Stock, 3,603,600 shares of Series B Preferred Stock, and 1,081,080 shares of preferred stock.  All shares of preferred stock shall be converted to XCR Common Stock on a one-for-one basis prior to or in connection with Closing. All issued and outstanding XCR Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other amounts due or payable with respect to any of the XCR Shares, except for any amounts due or payable to any shareholder of XCR pursuant to the exercise by such shareholder of dissenters’ rights.  Except as disclosed on Section 4.03 of the XCR Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require XCR to issue, sell, or otherwise cause to become outstanding any of its capital stock or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to XCR, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of XCR.

4.04Authorization.  XCR has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to stockholder approval of the Merger and compliance with all applicable laws.  The board of directors of XCR has approved the execution and delivery of this Agreement and recommended the Merger contemplated by this Agreement to the stockholders of XCR.  This Agreement has been duly executed and delivered by XCR and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

4.05Information.  The information concerning XCR set forth in this Agreement and in the XCR Disclosure Schedule is to the best of XCR’s Knowledge complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.06No Conflict or Violation.  The execution, delivery, and performance of this Agreement by XCR does not and will not (a) violate or conflict with any provision of its certificate of incorporation, bylaws, or other governing document; (b) violate any provision of Law (including any Law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to it; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

4.07Absence of Undisclosed Liabilities.  Except as disclosed on Section 4.07 of the XCR Disclosure Schedule, since September 30, 2020, XCR has not incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) Liabilities, obligations or contingencies which were incurred after September 30, 2020 and were incurred in the ordinary course of business and consistent with past practices; and (ii) Liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material Adverse Effect on XCR, or (2) have been discharged or paid in full prior to the date hereof.

4.08Litigation and Proceedings.  Except as disclosed on Section 4.08 of the XCR Disclosure Schedule, there are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of XCR, threatened by or against XCR that are or could reasonably expected to have a Material

Adverse Effect on XCR, at law or in equity, or which are seeking to enjoin or challenge the Merger, before any Governmental Entity.  XCR has no Knowledge of any default by XCR with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity, court, arbitrator, or governmental agency or instrumentality.

4.09Material Contract Defaults.  Except as disclosed on Section 4.09 of the XCR Disclosure Schedule, to its Knowledge, XCR is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which could be reasonably expected to have a Material Adverse Effect on XCR, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which XCR has not taken adequate steps to prevent such a default from occurring.

4.10Governmental Authorizations.  XCR has all material licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as provided in this Agreement, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by XCR of this Agreement and the consummation by XCR of the transactions contemplated hereby.

4.11Compliance With Laws and Regulations.  XCR has complied with all applicable statutes and regulations of any federal, state, or other Governmental Entity or agency thereof, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on XCR.  To the Knowledge of XCR, the consummation of this Merger shall comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

4.12Subsidiary.  Except as set forth on Section 4.12 of the XCR Disclosure Schedule, XCR does not own, beneficially or of record, any equity securities in any other entity.  XCR does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the SEC.

5.CONDUCT PRIOR TO THE EFFECTIVE TIME

5.01Conduct of Business of BOTH.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, BOTH agrees (unless XCR shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with BOTH’s past practices (and in any event when due), to pay or perform other obligations when due consistent with XCR’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to use its best efforts and institute all policies to preserve intact its present business organization, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time.  Except as expressly contemplated by this Agreement, each of BOTH and Merger Sub shall not, without the prior written consent of XCR, take, or agree in writing or otherwise to take, any of the following actions:

(a)Charter Documents:  Cause or permit any amendments to its certificate or articles of incorporation or bylaws;

(b)Dividends; Changes in Capital Stock:  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c)Contracts: Enter into any Contract, amend or otherwise modify or waive any of the terms of any of its Contracts;

(d)Issuance of Securities:  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e)Dispositions:  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;

(f)Indebtedness: Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(g)Payment of Obligations:  Pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the BOTH Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

(h)Capital Expenditures: Make any capital expenditures, capital additions or capital improvements;

(i)Employee Benefit Plans; New Hires; Pay Increases:  Adopt any employee benefit or stock purchase or option plan, or hire any new employee or any consultant, pay any special bonus or special remuneration to any employee, consultant or director, increase the salaries, wage rates or compensation of any employee or consultant;

(j)Severance Arrangements:  Grant any severance or termination pay (i) to any director or officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in writing to XCR;

(k)Lawsuits: Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with XCR prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(l)Acquisitions:  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(m)Taxes: Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(n)Other:  Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (m) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

5.02No Solicitation by BOTH.   Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, BOTH will not (nor will BOTH permit any of BOTH’s officers, directors, stockholders, attorneys, investment advisors, agents, representatives or Affiliates) directly or indirectly, take any of the following actions with any Person other than XCR and its designees:  (i) solicit, initiate, entertain, review, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to an investment in or any possible Business Combination with BOTH or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (ii) provide information with respect to BOTH to any Person, other than XCR, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible investment in or any Business Combination with BOTH or any subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into any contract, arrangement or understanding with any Person, other than XCR, looking toward an investment in or any Business Combination with BOTH or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible investment in or Business Combination involving BOTH or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized) other than the Business Combination with XCR contemplated by this Agreement.  BOTH shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination.  In addition to the foregoing, if BOTH receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal) relating to any of the above, BOTH shall immediately notify XCR thereof and provide XCR with the details thereof including the identity of the Person or Persons making such offer or proposal, and copies of any written communication relating thereto and will keep XCR fully informed of the status and details of any such offer of proposal.  Each of XCR and BOTH acknowledge that this Section 5.2(b) was a significant inducement for XCR to enter into this Agreement and the absence of such provision would have resulted in either (i) a material increase in the merger consideration to be paid to the stockholders of XCR or (ii) a failure to induce XCR to enter into this Agreement.

6.ADDITIONAL AGREEMENTS

6.01Sale of Shares; Registration.  The Parties hereto acknowledge and agree that the shares of BOTH Common Stock to be issued pursuant to Section 2.05 will not be registered under the Securities Act and therefore shall constitute “restricted securities” within the meaning of the Securities Act and therefore may not be resold or otherwise transferred unless a valid registration statement relating thereto is in effect or an exemption from such requirement is available. The certificates representing the shares of BOTH Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.  BOTH will prepare and file at its expense as promptly as practicable and, in any event, within 60 days following the Closing Date, a registration statement with the SEC covering the resale of at least 15% of such shares of BOTH Common Stock issued to each non-affiliate XCR stockholder in connection with the Merger and BOTH shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until one (1) year after the Effective Time.  Any such registration shall be subject to the normal, reasonable and customary terms and conditions used in connection with resale prospectuses.

6.02Expenses.  Subject to Section 11.04 of this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees.

6.03Approvals.  Each of BOTH and XCR shall use all commercially reasonable efforts required to obtain all Approvals required of it from Governmental Entities to consummate the Merger.

6.04Reasonable Efforts and Further Assurances.  Each of the Parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.   Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.05Blue Sky Laws.  BOTH shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the BOTH Common Stock in connection with the Merger.  XCR shall use its best efforts to assist BOTH as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of BOTH Common Stock.

6.06Rights of Rescission.

(a)Either Party may rescind this Agreement prior to the Effective Date in the event that an undisclosed material liability arises which negatively impacts any Party’s ability to perform the terms of this Agreement.

(b)XCR may rescind this Agreement in its sole discretion in the event that BOTH and/or XCR are unable to raise at least $300,000 within 90 days from the Closing of the Merger.

6.07Lock Up and Leak Out. Mark Scharmann, Elliott Taylor, the Taylor Family Trust, and its trustees agree to enter into lock-up and leak out agreements in connection with all shares of BOTH common stock that they directly or indirectly own as of the date of this Agreement.

7.CONDITIONS PRECEDENT TO THE OBLIGATIONS OF XCR TO CLOSE.

The obligations of XCR under this Agreement are subject to satisfaction, or XCR’s express written waiver, on or prior to the Closing of the following conditions:

7.01Stockholders’ Approval.  The stockholders of XCR must approve the Merger in accordance with the Delaware law and/or the NRS, as applicable, and XCR’s certificate of incorporation and bylaws.

7.02Accuracy of Representations.  The representations and warranties made by BOTH and Merger Sub in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and BOTH and Merger Sub shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by either or both of them prior to or at the Closing.  XCR shall be furnished with certificates, signed by duly authorized officers of BOTH and Merger Sub and dated the Closing Date, to the foregoing effect.

7.03Officer’s Certificates.  XCR shall have been furnished with certificates dated the Closing Date and signed by BOTH’s chief executive officer to the effect that to such officer’s Knowledge, which may be based on certificates of good standing, representations of a Governmental Entity, and BOTH’s own documents and information:

(a)There are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of BOTH and Merger Sub threatened by or against BOTH or Merger Sub, at law or in equity, before any Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

(b)This Agreement has been duly approved by BOTH’s and Merger Sub’s board of directors, BOTH as the sole stockholder of Merger Sub has approved the transactions contemplated by this Agreement, BOTH does not need stockholder approval, and this Agreement has been duly executed and delivered in the name and on behalf of BOTH and Merger Sub by their duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of BOTH and Merger Sub;

(c)There has been no Material Adverse Effect, as described in Section 7.04 below relating to BOTH or Merger Sub up to and including the date of the certificate;

(d)All conditions required by this Agreement have been met, satisfied, or performed by BOTH and Merger Sub; and

(e)All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by BOTH and Merger Sub have been obtained and are in full force and effect or, if not required to have been obtained, shall be in full force and effect by such time as may be required.

7.04No Material Adverse Effect.  Prior to the Closing Date, there shall have been no event, change, or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a Material Adverse Effect on BOTH or Merger Sub.

7.05Good Standing.  XCR shall have received certificates of good standing from the appropriate authorities, dated as of a date within five days prior to the Closing Date, certifying that BOTH and Merger Sub are each in good standing as a corporation in the States of Delaware.

7.06Books and Records.  Prior to the Closing Date, BOTH and Merger Sub shall have delivered to XCR complete and accurate copies of all corporate, financial, accounting, and banking, and other, books and records, of BOTH and Merger Sub.

7.07Other Items.  XCR shall have received such other documents, certificates, or instruments relating to the transactions contemplated hereby as XCR may reasonably request, including a legal opinion from BOTH’s and Merger Sub’s counsel in a form acceptable to XCR.

7.08Assets.  Prior to the time of the Closing, XCR shall have produced documentary evidence that XCR owns or controls patents for certain intellectual property, as described in the filing with the United States Patent and Trademark Office, and 2) proprietary knowledge regarding the combination, utilization and delivery of the technology to which the foregoing filings relate.

           7.09  Reverse Stock Split and Authorized Share Increase.  Prior to the date of this Agreement, the Company completed a 1-for-10 reverse split of the BOTH Common Stock, with every one share of BOTH Common Stock having been exchanged for one tenth of a share of BOTH Common Stock. In addition, the Company increased its authorized common stock to 250,000,000 common shares.

7.10 Legal Proceedings.  Exclusive of BOTH filing current reports in connection with the Merger, no Governmental Entity shall have notified either Party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

7.11FINRA Notice of Corporate Action.  BOTH has filed an OTC Equity Issuer Notification with FINRA pursuant to FINRA Rule 6490 relating to the reverse stock split.

7.12Due Diligence.  XCR shall be satisfied with the results of its due diligence investigation of BOTH and Merger Sub.

8.CONDITIONS PRECEDENT TO OBLIGATIONS OF BOTH AND MERGER SUB.

The obligations of BOTH and Merger Sub under this Agreement are subject to satisfaction, or BOTH’s and Merger Sub’s express written waiver, on or prior to the Closing of the following conditions:

8.01Accuracy of Representations.  The representations and warranties made by XCR in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and XCR shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by XCR prior to or at the Closing.  BOTH and Merger Sub shall be furnished with a certificate, signed by a duly authorized officer of XCR and dated the Closing Date, to the foregoing effect.

8.02Officer’s Certificate.  BOTH and Merger Sub shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of XCR to the effect that to such officer’s Knowledge, which may be based on certificates of good standing, representations of government agencies, and XCR’s own documents and information:

(a)Except as set forth in the XCR Disclosure Schedule, there are no actions, suits, administrative or other proceedings, investigations, inquiries or similar governmental proceedings pending or, to the Knowledge of XCR threatened by or against XCR or which could reasonably be expected to have a Material Adverse Effect on XCR, at law or in equity, before any Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

(b)This Agreement has been duly approved by XCR’s board of directors and has been duly executed and delivered in the name and on behalf of XCR by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of XCR;

(c)Except as provided or permitted herein, there has been no Material Adverse Effect, as described in Section 8.03 below relating to XCR up to and including the date of the certificate; and

(d)All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by XCR have been obtained and are in full force and effect or, if not required to have been obtained shall be in full force and effect by such time as may be required.

8.03No Material Adverse Effect.  Prior to the Closing Date, there shall have been no event, change, or occurrence, which individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could have a Material Adverse Effect on XCR.

8.04Stockholders’ Approval.  The stockholders of XCR have approved the Merger as required by the NRS and XCR’s certificate of incorporation and bylaws.

8.05Good Standing.  BOTH and Merger Sub shall have received a certificate of good standing from the appropriate authority, dated as of a date within five days prior to the Closing Date, certifying that XCR is in good standing as a corporation in the State of Delaware.

8.06Name Change.  Following the Closing, the name of BOTH shall remain the same and not be changed. The subsidiary shall be XCR Diagnostics, Inc.

8.07Summary of R&D Expenditures.  BOTH and Merger Sub shall have received a summary of expenditures, satisfactory in form and substance to BOTH, relating to the development of the XCR, LLC. assets as described in Section 7.08.

9.SPECIAL COVENANTS.

9.01Survival of Representations, Warranties, Covenants and Agreements.  Notwithstanding any right of BOTH, Merger Sub or XCR (whether or not exercised) to investigate the affairs of BOTH, Merger Sub or XCR or a waiver by BOTH or XCR of any condition to Closing set forth in Articles 7 and 8, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement or in any instrument delivered pursuant to this Agreement.  Unless earlier terminated pursuant to Section 10, all of the representations, warranties, covenants and agreements of XCR, BOTH and of Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the second anniversary of the Closing.

9.02Indemnification by XCR.  The Surviving Corporation shall indemnify and hold harmless BOTH and Merger Sub and their directors and officers, employees and agents, and each person, if any, who controls BOTH and Merger Sub, within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable Law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of, or misrepresentation or default in connection with, any representations, warranties, covenants and agreements given or made by XCR in this Agreement, or any untrue statement or alleged untrue statement of material fact made by XCR contained in any application or statement filed with a Governmental Entity or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by XCR expressly for use therein.

9.03Indemnification by BOTH Shareholders.  The shareholders of BOTH, including those signing this Agreement, shall jointly and severally indemnify and hold harmless XCR, the XCR stockholders, XCR’s directors and officers, employees and agents, and each person, if any, who controls XCR within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable Law (including the Securities Act and the Exchange Act) and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any breach of, or misrepresentation or default in connection with, any representations, warranties, covenants and agreements given or made by BOTH in this Agreement, or any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a Governmental Entity or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by BOTH expressly for use therein.

9.04Indemnification Procedure.

(a)Notice to the indemnifying Party shall be given promptly after receipt by any indemnified Party of actual knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement.  Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence or pleadings from the Party asserting such claim or initiating such action.  The indemnifying Party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim.  In the event that the indemnifying Party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such Party and approved by the Party seeking indemnification, which approval shall not be unreasonably withheld.

(b)With respect to actions as to which the indemnifying Party does not exercise its right to assume the defense, the Party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying Party, which approval shall not be unreasonably withheld.  The indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense.  The indemnifying Party shall be obligated to pay the reasonable attorneys’ fees and expenses of the Party seeking indemnification to the extent that such fees and expenses related to claims as to which indemnification is payable under Sections 9.02 or 9.03, as such expenses are incurred.

(c)Both the indemnifying Party and the indemnified Party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.  No indemnified Party shall settle any action or proceeding without the written consent of the indemnifying Party, and no indemnifying Party shall settle any action or proceeding unless the indemnified Party is unconditionally released without any liability.

10.TERMINATION, AMENDMENT AND WAIVER

10.01Termination.  Except as provided in Section 10.02 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)by mutual agreement of XCR, BOTH and Merger Sub;

(b)by BOTH, Merger Sub or XCR if: (i) the Effective Time has not occurred before 5:00 p.m. (Mountain Time) on the later of December 31, 2020 or 60 days following execution of the Agreement)(provided, however, that the right to terminate this Agreement under this clause 10.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or if such Party is otherwise in breach of this Agreement or any other condition contemplated hereby; (ii) there shall be a final nonappealable Order of any Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c)by BOTH if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of XCR and XCR has not cured such breach within thirty (30) business days after notice of such breach is delivered to XCR (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured);

(d)by XCR if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of BOTH or Merger Sub and BOTH has not cured such breach within thirty (30) business days after notice of such breach is delivered to BOTH (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured);

(e)by BOTH, if the Merger shall not have been approved by the requisite votes of XCR’s stockholders in accordance with the NRS, either pursuant to a stockholder meeting or by written consent;

(f)by XCR, if the Merger shall not have been approved by the requisite votes of XCR’s stockholders in accordance with the NRS, either pursuant to a stockholder meeting or by written consent; or

(g)by XCR, if the Merger shall not have been approved by the board of directors of BOTH in accordance with the DGCL.

(h)Pursuant to Section 6.06, XCR may rescind this Agreement in its sole discretion in the event that BOTH and/or XCR are unable to raise at least $300,000 within 90 days from the Closing of the Merger. Such a rescission will result in termination of this Agreement.

10.02Effect of Termination.

(a)In the event of a valid termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and, except as set forth in Section 10.02(b), there shall be no liability or obligation on the part of BOTH, Merger Sub, XCR, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each Party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 6.2, this Section 10.02 and of Article 11 shall remain in full force and effect and survive any termination of this Agreement.

10.03Amendment.  Except as is otherwise required by applicable Law, after the stockholders of XCR approve the Merger and this Agreement, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

10.04Extension; Waiver.  At any time prior to the Effective Time, BOTH, Merger Sub and XCR may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

11.MISCELLANEOUS.

11.01Brokers.  BOTH, Merger Sub and XCR agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Further, BOTH, Merger Sub and XCR each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such Party and such third person, whether express or implied, from the actions of such Party.  The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

11.02Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations.

11.03Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication, or if sent by prepaid overnight courier next business day delivery, addressed as follows:

If to BOTH or Merger Sub to:

Bioethics, Ltd.

c/o Mark Scharmann

CEO and President

1661 Lakeview Circle

Springville, UT 84663

If to XCR, to:

Mark Powelson

CEO

4750 Wiley Post Way #110

Salt Lake City, UT 84116

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or when actually received if sent by other means.

11.04Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding relating to this Agreement is filed, the prevailing Party shall be entitled to an award by the court of reasonable attorneys’ fees, costs and expenses.   For purposes of this Section 11.04, a Party shall be deemed to be the prevailing Party in the event that such Party is awarded greater than the sum of one-half (1/2) of the disputed amount of any losses, claims, damages, expenses, or liabilities plus any amounts not in dispute.

11.05Schedules.  Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by BOTH or XCR such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.

11.06Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  All previous agreements between the Parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

11.07Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

11.08Remedies and Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

11.09Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom.

11.10Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their legal representatives, successors and assigns.  There shall be no third party beneficiaries to this Agreement.

11.11Oral Evidence.  This Agreement constitutes the entire Agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the Party or Parties against which enforcement or the change, waiver discharge or termination is sought.

11.12Section or Paragraph Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

11.13No Other Representations.  BOTH and Merger Sub on one hand and XCR on the other hand shall not be deemed to have made any representation or warranty other than those as expressly made in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the corporate Parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

BIOETHICS, LTD.

/s/ Mark Scharmann

By: Mark Scharmann

Its: Chief Executive Officer

NEW BTH, INC.

By: Mark Scharmann

Its: Sole Officer and Director

XCR DIAGNOSTICS, INC.

/s/ Mark Powelson

By: Mark Powelson

Its: Chief Executive Officer

Exhibit ADefinitions

Exhibit B Certificate of Merger: Delaware

Exhibit C Articles of Merger: Nevada

Exhibit D        Share Ownership Post Closing

Schedule A BOTH Disclosure Schedule

Schedule B XCR Disclosure Schedule

Exhibit A
Definitions

•“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

•“Action or Proceeding” means any action, suit, complaint, petition, claim, investigation, proceeding, arbitration, litigation or Governmental Entity investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

•“Appraisal Rights” has the meaning contained in Section 262 of the NRS.

•“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

•“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

•“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

•“Business Combination” means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person whether outstanding or newly, issued, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of XCR, with respect to any of the foregoing.

•“XCR Option(s)” means, with respect to XCR, any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of XCR or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of XCR or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of XCR, including any rights to participate in the equity, income or election of directors or officers of XCR.

•“Closing” has the meaning set forth in Section 2.02 below.

•“Closing Date” has the meaning set forth in Section 2.02 below.

•“Code” means the Internal Revenue Code of 1986, as amended.

•“Contract” has the meaning set forth in Section 3.18(a).

•“DGCL” has the meaning set forth in Section 2.01.

•“Dissenting Shares” has the meaning set forth in Section 2.06.

•“Effective Time” has the meaning as set forth Section 2.02.

•“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•“Exchange Agent” means BOTH’s transfer agent for its common stock or such other institution as designated by BOTH.

•“Exchange Ratio” means 1 share of BOTH Common Stock per XCR Common Stock share.

•“GAAP” means United States generally accepted accounting principles as in effect from time to time.

•“Governmental Entity” means any arbitrator, court, nation, government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government and shall include any stock exchange, quotation service and the NASD.

•“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

•“Knowledge” means actual knowledge after reasonable investigation.

•“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of Law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

•“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Indebtedness and Tax.

•“Material Adverse Effect” means any event, change or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a material adverse effect on BOTH, Merger Sub or XCR, as the case may be, or material adverse change in the business, properties, assets, financial condition, results of operations, management or future prospects of BOTH, Merger Sub or XCR, as the case may be, since September 30, 2020.

•“Merger” has the meaning set forth in the Recitals to this Agreement.

•“Merger Consideration” means the aggregate number of shares of BOTH Common Stock isssuable to the holders of XCR Common Stock pursuant to Section 2.05(a) at the Effective Time of the Merger.

•“Option Exchange Amount” means, with respect to any Assumed Option, rounded down to the nearest whole number, the number of whole shares of BOTH Common Stock equal to the product of (x) the number of XCR Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

•“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity or regulatory authority (in each such case whether preliminary or final).

•“Parties” has the meaning set forth in the preface above.

•“Permit” means any license, permit, franchise or authorization.

•“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

•“Securities Act” means the Securities Act of 1933, as amended.

•“SEC” shall mean the Securities and Exchange Commission.

•“SEC Documents” means registration statements, periodic reports and other documents filed by BOTH with the SEC.

•“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

•“Surviving Corporation” has the meaning set forth in Section 2.01.

•“Tax” or “Taxes” means all taxes of any kind, and fees or other assessments in the nature of taxes, imposed by any Governmental Entity, and any and all interest, penalties and additions relating thereto.  “Tax” or “Taxes” includes, without limitation, all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties and all interest, penalties or other charges relating to any Tax.  “Tax” or “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any tax return relating thereto.

•“Term Debt” shall have the meaning set forth in Section 6.06.

•“NRS” has the meaning set forth in Section 2.01.

•“Warrant Exchange Amount” means, with respect to any Assumed Warrant, rounded down to the nearest whole number, the number of whole shares of BOTH Common Stock equal to the product of (x) the number of XCR Common Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

Exhibit B
Certificate of Merger: Delaware

B-1

Exhibit C
Articles of Merger: Delaware

E-1

Exhibit D

Share Ownership Post Closing

Sch. A-1

Schedule A
BOTH Disclosure Schedule

Section 3.02 Qualification to Do Business

Section 3.13 Certain Changes or Events since September 30, 2020

Section 3.18 Material Contracts

Section 3.23 current directors, officers, employees, independent contractors and consultants

Section 3.25 Related Party Transactions

Sch. A-2

Schedule B
XCR Disclosure Schedule

Section 4.03 Outstanding Options and Warrants

Section 4.07 Liabilities since September 30, 2020

Section 4.08 Litigation

Section 4.09 Material Contract Defaults

Section 4.12 Subsidiaries

Sch. B-1